EXHIBIT 99.1

         iPayment, Inc. Responds to Press Release Regarding Suit Filed
                              against the Company

   NASHVILLE, Tenn.--(BUSINESS WIRE)--Aug. 6, 2004--iPayment, Inc. (Nasdaq:IPMT) today issued the following statement in response to a press release issued by attorney Michael Pratter of Pratter & Young regarding a suit against the Company and certain officers and directors in the United States Bankruptcy Court on behalf of a U.S. Bankruptcy Court Trustee. The Company believes that this complaint and the underlying allegations are without merit and intends to vigorously defend against them.
   This press release contains forward-looking statements about iPayment, Inc. within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For example, statements in the future tense, words such as "anticipates," "estimates," "expects," "intends," "plans," "believes," and words and terms of similar substance used in connection with any discussion of future results, performance or achievements identify such forward-looking statements. Those forward-looking statements involve risks and uncertainties and are not guarantees of future results, performance or achievements, and actual results, performance or achievements could differ materially from the Company's current expectations as a result of numerous factors, including but not limited to the following: acquisitions; liability for merchant chargebacks; restrictive covenants governing the Company's indebtedness; actions taken by its bank sponsors; migration of merchant portfolios to new bank sponsors; the Company's reliance on card payment processors and on independent sales organizations; changes in interchange fees; risks associated with the unauthorized disclosure of data; imposition of taxes on Internet transactions; actions by the Company's competitors; and risks related to the integration of companies and merchant portfolios the Company has acquired or may acquire. These and other risks are more fully disclosed in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for 2003. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
   iPayment, Inc. is a provider of credit and debit card-based payment processing services to over 95,000 small merchants across the United States. iPayment's payment processing services enable merchants to process both traditional card-present, or "swipe," transactions, as well as card-not-present transactions, including transactions over the internet or by mail, fax or telephone.

    CONTACT: iPayment, Inc.
             Afshin M. Yazdian, 615-665-1858, Ext. 107